 Exhibit 10.1

UAN POWER CORPORATION

Agent Contract

Parties to Agreement:

UAN POWER CO., LTD. (hereinafter ‘’Party A’’)

UAN Biotech CO., LTD. (hereinafter ‘’Party B’’)

WHEREAS,

Party A could provide and own the technology of TRIOP.

WHEREAS,

Party B desire to purchase and to be the agent of the TRIOP that provide from Party A.

NOW, THEREFORE, in the consideration of the covenants and agreements herein contained, the both Parties hereby agreed as follows:

1. Party B acts as agent of TRIOP and the specifications of the product and payment instruction that Party A provided as following:

(1).	Product: TRIOP
(2).	Price: US$ 2 /set, and Party B have to buy and reach the sales target at least USD $20,000 per month.
(3).	Packing: Plastic tube
(4).	Contents: Egg of TRIOP (30~60 light gray color egg particles)
(5).	Payment: Party B agrees to follow and remit the payment to the designated account that Party A preferred. Party B collects of all procedural fee that may arise also.

2. OBLIGATION of Party A

(1).	Within the active period of this contract, although Party B achieves the required minimum order, Party A cannot raise the price by any kind of reasons, and cannot reject Party B’s order; besides, Party A has to ship the ordered product punctually.

(2).	Party A has to hand in the product within 15 days after receiving order from Party B’s e-mail, fax and letters. Party A cannot put off sending the product by any reason, excepted that there is suitable agreement, and also Party A has the obligation to maintain the perfection of the product. After the product is sold, Party A has the obligation to offer related information about the product problem faced by B unconditionally, but any content involve Party A’s business secret is not qualified for this statement.

3. OBLIGATION of Party B

(1)   Party B has the duty to push the sales and work hard to achieve the sales goal.

(2).	Party B has the duty to pay up the bill within 15 days after the order is placed. Party B has the obligation to maintain Party A’s reputation, trademark, figure and goodwill; moreover, Party B cannot change the name of product, the stuff included in the product, the price of the product and any other product related data arbitrarily.

(3).	If Party B intends to entrust other related industrial parties for cooperation, Party B has the obligation to inform Party A, and follows Party A’s advice and commend accordingly.

(4).	Party B needs to report the monthly sales status on every 20th, by doing so, it will make the inventory control more easier for Party A.

4. RIGHT of Party A

(1).	Party A has the right to request the buyer to pay up the bill before sending the product. If Party B fails to achieve the promised sales forecast that we required, Party A has the right to end the contract with Party B.

(2)   Party A has the right to attend any sale related activity held by Party B. And if Party B changes the name of the product or does any other behavior that endanger Party A, Party A will resort to legal measures if necessary.

5. RIGHT of Party B

(1)   After the payment is down, Party B has the right to ask for Party A’s help for transportation and storage, etc. In addition, Party B has the right to request Party A to hand in the product punctually.

6. Non-compete clause

Party B pledged and guaranteed from the date of this contract singed that Party B will not directly or indirectly pledge and sign with any others, either participates in any activity that it will contradict with this contract and further harm the benefit of Party A. Party A will resort to legal measures if necessary. In addition, Party B is prohibited to reveal any Party A’s business secrets, such as the price, operative pattern to any third party.

7. Violation

When this contract fails to fulfill due to one party’s error, the error party has to undertake the violation responsibility, and compensate for the intangible loss of reputation and goodwill of opposite party. If violation is due to bilateral error, both parties need to undertake related violation responsibility. If the contract fails to fulfill is as a result of the war, the disability, the disaster, and other unpredictable, inevitable and unavoidable force majeure, the party who encounters such force majeure needs to inform immediately to opposite party, and within 60 days, the party needs to provide the detail about force majeure and the effective certified copy for the reasons why all or part of the contract fulfillment is failed or the contract fulfillment needs to postpone. According to the influenced degree, both sides can negotiate it later.

8. This contract is made in two original copies, with both Parties retaining one type in each. The contract is active from the sign date. The contract active period is from (Y)2011 (M)10 (D)03 to (Y)2012 (M)10 (D)02.

9. If there is any argument arose about the contract, both sides should negotiate with each other under the consideration of long-term development. If the consultation fails to come up conclusion, Taoyuan District Court of Taiwan should be the first place for litigation or lawsuit.

10. Other matters that not yet completely discussed should remain for negotiation by both sides separately.

Parties to Agreement

Party A: UAN POWER CO., LTD.

Representative: Mr. Wen-Cheng Huang (Robert)

Signature /s/ Wen-Cheng Huang (Robert)

Party B: UAN Biotech CO., LTD.

Representative: S. L. Lin

Signature: /s/ S. L. Lin

Date: (Y) 2011 (M)09 (D)23